Exhibit 99.1

FOR IMMEDIATE RELEASE

EDGEN CORPORATION ANNOUNCES

SECOND QUARTER 2005 FINANCIAL RESULTS

Baton Rouge, LA, August 10, 2005 (Business Wire) - Edgen Corporation, a leading global distributor of specialty steel pipe, fittings and flanges for use in niche applications, primarily in the oil and gas, processing and power generation industries, announced today its second quarter 2005 financial results.

Second Quarter 2005 Results

For the three months ended June 30, 2005 (second quarter 2005), sales were $74.4 million as compared to sales for the period January 1, 2005 to January 31, 2005 (pre-acquisition first quarter 2005) and the period February 1, 2005 to March 31, 2005 (post-acquisition first quarter 2005) of $18.9 million and $45.9 million, respectively, and sales of $54.0 million for the three months ended June 30, 2004 (second quarter 2004). Sales order backlog decreased slightly from $48.8 million at March 31, 2005 to $41.4 million as of June 30, 2005 primarily due to the shipment of a large project order.

Chief Executive Officer and President, Dan J. O’Leary, commented, “We are very pleased with our second quarter results. Sales for the second quarter were the highest in the Company’s history and increased quarter over quarter and on a year to year basis. This increase was driven by improved oil and gas pricing dynamics, our continued emphasis on business development initiatives and favorable pricing for our specialty product lines.”

Gross profit for the second quarter 2005 was $16.6 million as compared to the pre-acquisition and post-acquisition gross profit for the first quarter 2005 of $4.8 million and $10.1 million, respectively, and compared to $13.7 million gross profit in the second quarter 2004. Gross profit margin (gross profit as a percentage of sales) for the second quarter 2005 was 22.3% as compared to the gross profit margin for pre-acquisition and post-acquisition operations in the first quarter 2005 of 25.3% and 22.0%, respectively, and compared to 25.4% in the second quarter 2004. The change in gross profit margin for the second quarter 2005 and the two months of post-acquisition operations in the first quarter 2005 includes a non-cash charge to cost of sales of approximately $0.6 million and $0.7 million, respectively. This non-cash charge is the result of a preliminary purchase price allocation adjustment in accordance with purchase accounting requirements that increased the value of the Company’s inventory as of the acquisition date.

“Although our gross profit margins contracted slightly, primarily due to a single large volume, lower margin carbon product sale for a contract customer, our sales mix produced gross profit margins consistent with our expectations,” said Mr. O’Leary.

Income from operations was $7.9 million for the second quarter 2005 compared to a pre-acquisition loss from operations for the first quarter 2005 of $9.8 million and post-acquisition income from operations for the first quarter 2005 of $4.7 million. Income from operations for the second quarter 2004 was $5.8 million. EBITDA (see “About Non-GAAP Financial Measures” below) for the second quarter 2005 was $8.6 million as compared to pre-acquisition EBITDA for the first quarter 2005 of a negative $9.6 million and post-acquisition EBITDA for the first quarter 2005 of $5.1 million. This compares to EBITDA for the second quarter 2004 of $6.4 million. The loss from operations and negative EBITDA for the one-month pre-acquisition period in the first quarter 2005 includes recapitalization and acquisition expenses of approximately $12.0 million. Excluding these transaction-related expenses in the first quarter 2005, the increase in income from operations and EBITDA from pre-acquisition and post-acquisition first quarter 2005 to the second quarter 2005, was due to increased sales and gross profit as previously discussed, offset by increased selling, general and administrative expenses associated with the employee performance bonus accrual, related payroll taxes and legal, accounting and compliance costs related to an exchange offer for our Senior Secured Notes due 2011 completed on July 21, 2005 and related filings with the Securities and Exchange Commission.

Conference Call

Edgen Corporation will host a conference call on Friday, August 12, 2005 at 11:00 a.m. EDT. The dial in telephone number for the call is 1-800-218-4007. For those unable to participate in the conference call, it will be recorded and available for listening at 1-800-405-2236 until 11:59 p.m. EDT, Monday, August 22, 2005. You will be required to enter reservation number 11037212# in order to access the call.

About Non-GAAP Financial Measures

Certain disclosures in this release include “non-GAAP (Generally Accepted Accounting Principles) financial measures.” A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations and cash flows.

The Company defines EBITDA as net income (loss) before income (loss) from discontinued operations, net of income tax expense (benefit), net interest expense, income taxes, and depreciation and amortization. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its operating segments, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses, and evaluate its cash flows in terms of cash needs.

A reconciliation of EBITDA with the most directly comparable GAAP measure is included below for the second quarter 2005, the period February 1, 2005 to March 31, 2005 (post-acquisition first quarter 2005), the period January 1, 2005 to January 31, 2005 (pre-acquisition first quarter 2005), and the second quarter 2004 along with the components of EBITDA.

About Edgen Corporation

Edgen Corporation is a leading global distributor of specialty steel pipe, fittings and flanges for use in niche applications, primarily in the oil and gas, processing and power generation industries. The products Edgen distributes are highly specialized and are used in environments that require high performance characteristics, such as the ability to withstand highly corrosive or abrasive materials, extremely high or low temperatures, or high-pressure. These products are principally used in maintenance and repair projects as well as expansions of infrastructure and development projects. Edgen operates in 17 locations, including 15 in the United States, and 2 in Canada. Edgen also conducts European operations through an exclusive full-time sales agent in Scotland.

On December 31, 2004, Edgen Acquisition Corporation, a corporation newly formed by Jefferies Capital Partners, entered into a stock purchase agreement with Edgen Corporation and the stockholders of Edgen Corporation to purchase all of the outstanding capital stock of Edgen Corporation from its then existing stockholders for an aggregate purchase price of approximately $124.0 million, which included the assumption or repayment of indebtedness of Edgen Corporation but excluded payment of fees and expenses. The acquisition closed on February 1, 2005 and was funded with proceeds to Edgen Acquisition Corporation from the issuance and sale of $105.0 million aggregate principal amount of 9 7/8% senior secured notes due 2011 as well as an equity investment from funds managed by Jefferies Capital Partners and certain members of management of Edgen Corporation.

Simultaneously with the acquisition and the related financing transactions, Edgen Acquisition Corporation was merged with and into Edgen Corporation, which survived the merger. As a result of these transactions, the Company has accounted for these transactions in accordance with the Financial Accounting Standards Board’s Statement No. 141, “Business Combinations” which requires fair value purchase accounting as of the acquisition date. Therefore, the financial information for the first quarter 2005 set forth in this release includes one month of “pre-acquisition” operations and two months of “post-acquisition” operations that reflect the impact of purchase accounting.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to the financial results of the Company pending completion of the Company’s purchase price allocation. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Edgen Corporation, Baton Rouge, LA

David L. Laxton, III, 225-756-9868

EDGEN CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS AND SELECT SEGMENT DATA

SECOND QUARTER 2005 (POST-ACQUISITION), FIRST QUARTER 2005 (PRE-ACQUISITION

AND POST-ACQUISITION) AND SECOND QUARTER 2004 (PRE-ACQUISITION)

(DOLLARS IN THOUSANDS)

UNAUDITED

	(Post-Acquisition) Second Quarter 2005	(Post-Acquisition) First Quarter 2005	(Pre-Acquisition) First Quarter 2005	(Pre-Acquisition) Second Quarter 2004
	(Three Months)	(Two Months)	(One Month)	(Three Months)
Sales	$74,394	$45,895	$18,945	$54,041
Cost of sales	57,828	35,799	14,153	40,294

Gross profit	16,566	10,096	4,792	13,747

Income (loss) from operations	7,882	4,658	(9,773)	5,772

Income (loss) from operations before income tax expense (benefit)	4,927	2,730	(10,156)	4,882
Income tax expense (benefit) from operations	1,738	1,010	(1,916)	1,952

Net income (loss)	3,189	1,720	(8,240)	2,930
Preferred dividend requirement	(464)	(301)	(190)	(551)

Net income (loss) applicable to common shareholders	$2,725	$1,419	$(8,430)	$2,379

Segment Sales
Alloy products	$18,952	$14,009	$4,214	$13,242
Carbon products	55,442	31,886	14,731	40,799

Total	$74,394	$45,895	$18,945	$54,041

Segment Operating Profits (Losses)
Alloy products	$3,477	$2,231	$960	$1,263
Carbon products	6,801	3,696	1,981	6,403
General Corporate	(2,396)	(1,269)	(12,714)	(1,894)

Total	$7,882	$4,658	$(9,773)	$5,772

Segment Gross Profits as a Percentage of Segment Sales
Alloy products	32.9%	29.0%	41.3%	28.9%
Carbon products	18.6%	18.9%	20.7%	24.3%
Total	22.3%	22.0%	25.3%	25.4%

Segment Operating Profits (Losses) as a Percentage of Segment Sales
Alloy products	18.3%	15.9%	22.8%	9.5%
Carbon products	12.3%	11.6%	13.4%	15.7%
Total	10.6%	10.1%	(51.6)%	10.7%

EDGEN CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

SECOND QUARTER 2005 (POST-ACQUISITION), FIRST QUARTER 2005 (PRE-ACQUISITION

AND POST-ACQUISITION) AND SECOND QUARTER 2004 (PRE-ACQUISITION)

(DOLLARS IN THOUSANDS)

UNAUDITED

	(Post-Acquisition) Second Quarter 2005	(Post-Acquisition) First Quarter 2005	(Pre-Acquisition) First Quarter 2005	(Pre-Acquisition) Second Quarter 2004
	(Three Months)	(Two Months)	(One Month)	(Three Months)
Net income (loss)	$3,189	$1,720	$(8,240)	$2,930
Income (loss) from discontinued operations, net of income tax expense (benefit)	—	—	—	—
Income tax expense (benefit) from operations	1,738	1,010	(1,916)	1,952
Interest expense, net	3,023	1,935	333	905
Depreciation and amortization	609	478	201	607

EBITDA(1)	$8,559	$5,143	$(9,622)	$6,394

(1)	We define EBITDA as net income (loss) before income (loss) from discontinued operations, net of income tax expense (benefit), net interest expense, income taxes, and depreciation and amortization. We use EBITDA in the Company’s business operations to, among other things, evaluate the performance of the Company’s operating segments, develop budgets and measure our performance against those budgets, determine employee bonuses, and evaluate our cash flows in terms of cash needs. We find it a useful tool to assist us in evaluating performance and liquidity because it eliminates items related to corporate overhead and capital structure, taxes and other non-cash charges. However, EBITDA, which does not represent operating income or net cash provided by operating activities as those items are defined by Generally Accepted Accounting Principles (GAAP), should not be considered by investors to be an alternative to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements. EBITDA is not a complete net cash flow measures or measure of liquidity because EBITDA does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, make capital expenditures and acquisitions and pay its income taxes. Rather, EBITDA is one potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a measure of profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Also, because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.